EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HomeStreet, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 17, 2014 relating to (1) the 2013 consolidated financial statements and the retrospective adjustments to the 2012 and 2011 financial statement disclosures of HomeStreet, Inc., and (2) the effectiveness of HomeStreet, Inc.’s internal control over financial reporting as of December 31, 2013, appearing in the Annual Report on Form 10-K of HomeStreet, Inc., for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

May 29, 2014